UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, MAY 16, 2007
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	HOTEL DU PONT
11th & MARKET STREETS
WILMINGTON, DELAWARE USA

To Visteon Stockholders,

We invite you to attend our 2007 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect three directors to the Board of Directors. The Board has nominated for re-election Patricia L. Higgins, Michael F. Johnston and Karl J. Krapek, all current Class I directors.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm (or independent auditors) for fiscal year 2007. PricewaterhouseCoopers LLP served in this same capacity in fiscal year 2006.

3.	Approve amendments to the company’s Amended and Restated Certificate of Incorporation to declassify our Board of Directors.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 22, 2007 will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Heidi A. Sepanik
Secretary

Van Buren Township, Michigan
April 9, 2007

VISTEON CORPORATION
One Village Center Drive
Van Buren Township, Michigan 48111

PROXY STATEMENT

April 9, 2007

INTRODUCTION

The Board of Directors of Visteon Corporation (“Visteon,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, May 16, 2007, at the Hotel du Pont in Wilmington, Delaware. Directions to the Hotel du Pont can be found in Appendix C.

There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may authorize another person to vote your shares in accordance with your instructions. As described in “Voting” below, we have provided you additional methods for voting by proxy that do not require you to use the proxy card.

This proxy statement and accompanying proxy are being distributed on or about April 9, 2007.

VOTING

How to Vote Your Shares

You may vote your shares at the Annual Meeting of Stockholders in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must do one of the following:

•	Complete and mail the enclosed proxy card.

•	Call the toll-free telephone number listed on the enclosed proxy card and follow the instructions.

•	Visit the website listed on the enclosed proxy card and follow the instructions.

By completing and submitting your proxy by any one of these means, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed William G. Quigley III and Heidi A. Sepanik to serve as the proxies for the Annual Meeting.

Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the Company’s independent auditors, and for the approval of the amendments to the Amended and Restated Certificate of Incorporation. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the Company’s Secretary in writing.

•	Submitting a later dated proxy by mail, toll-free number or the Internet website.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on March 22, 2007. As of March 5, 2007, the Company had issued and outstanding 129,112,157 shares of common stock. Information regarding the holdings of the Company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 8.

A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

The Company’s By-Laws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact any business.

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Certificate of Incorporation Amendments.  The affirmative vote of the holders of a majority of the outstanding shares is required to amend the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”).

Other Proposals.  For each proposal other than the election of directors and amending the Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent auditors. On non-routine matters, such as amending the Certificate of Incorporation, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will publish the voting results in its quarterly report on Form 10-Q for the second quarter of 2007, which we plan to file with the Securities and Exchange Commission on or prior to August 9, 2007. You will also find the results in the investor information section of the Company’s website (www.visteon.com/investors).

Cost of Solicitation

The Company will pay for soliciting these proxies. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, e-mail, telecopy or letter. The Company has also retained Georgeson Inc. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing three directors as Class I directors. If the amendments to the Certificate of Incorporation discussed in Item 3 below are approved by stockholders, these directors will be elected to hold office until the Annual Meeting of Stockholders to be held in 2008. If the amendments to the Certificate of Incorporation are not approved by stockholders, these directors will be elected to hold office until the Annual Meeting of Stockholders to be held in 2010. The remaining directors will continue to serve the terms for which they were elected. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. The nominees receiving the greatest number of votes cast will be elected.

The Board of Directors Recommends that You Vote for the Election of Patricia L. Higgins, Michael F. Johnston and Karl J. Krapek as Class I Directors.

Nominees for Class I Directors

Patricia L. Higgins is 57 years old, and she has been a director of the Company since September 2004. Ms. Higgins is the former President and CEO of Switch and Data, a leading neutral interconnection and collocation provider, a position she held from September 2000 to February 2004. Prior to that, she was Chairman and CEO of The Research Board, a business unit of the Gartner Group, for which she also served as an Executive Vice President since January 1999. Ms. Higgins also serves on the board of directors of Barnes and Noble, Inc., Delta Air Lines, Inc. and Internap Network Services Corporation.

Michael F. Johnston is 59 years old, and he has been Chairman of the Board and Chief Executive Officer of Visteon since June 2005, and a member of the Board of Directors since May 2002. Prior to that, he was Chief Executive Officer and President since July 2004, and President and Chief Operating Officer since joining the Company in September 2000. Before joining Visteon, Mr. Johnston served as President, e-business for Johnson Controls, Inc., and previously as President-North America and Asia of Johnson Control’s Automotive Systems Group, and as President of its automotive interior systems and battery operations. Mr. Johnston is also a director of Flowserve Corporation and Whirlpool Corporation.

Karl J. Krapek is 58 years old, and he has been a director of the Company since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he served as President of United Technologies’ Pratt and Whitney division since 1992. Mr. Krapek also serves as a director of Alcatel-Lucent, Delta Air Lines, Inc., Prudential Financial, Inc. and The Connecticut Bank and Trust Company.

Continuing Class II Directors Whose Terms Expire in 2008

William H. Gray, III is 65 years old, and he has been a director of the Company since June 2000. Mr. Gray has been Chairman of the Amani Group, a consulting and advisory firm, since August 2004. Prior to that he was President and Chief Executive Officer of the United Negro College Fund from September 1991 to March 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. He also serves as a director of Dell Inc., J.P. Morgan Chase & Co., Pfizer, Inc., and Prudential Financial, Inc.

James D. Thornton is 58 years old, and he has been a director of the Company since September 2004. Mr. Thornton is the former Senior Executive Vice President and Director of Diversity, Recruitment and People Services for MBNA America Bank, N.A., a credit card lending company. Since joining MBNA in 1997, he has held various leadership positions including Director of Quality Assurance and Director of Sports Marketing, Regional Director — Mid-Atlantic Region. Mr. Thornton is also chairman of the board of trustees of Talladega College.

Richard J. Taggart is 64 years old and he has been a director of the Company since December 2006. Mr. Taggart is currently the Executive Vice President and Chief Financial Officer of Weyerhaeuser Company (a forest products company), a position he has held since April 2003. Prior to that, Mr. Taggart served as Weyerhaeuser’s Vice President, Finance since October 2001.

Continuing Class III Directors Whose Terms Expire in 2009

Charles L. Schaffer is 61 years old, and he has been a director of the Company since January 2001. Mr. Schaffer is the former Chief Operating Officer of United Parcel Service, Inc., a global provider of package delivery services.

Donald J. Stebbins is 49 years old and has been Visteon’s President and Chief Operating Officer since joining the Company in May 2005, and a member of the Board of Directors since December 2006. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004 and prior to that he was President and Chief Operating Officer of Lear’s operations in the Americas since September 2001.

Kenneth B. Woodrow is 62 years old, and he has been a director of the Company since October 2004. Mr. Woodrow is the former Vice Chairman of Target Corporation, a retail sales company, a position he held from 1999 until his retirement in December 2000. Prior to that, he was the President of Target Stores since 1994. Mr. Woodrow is also a director of Delta Air Lines, Inc. and E-Z Gard Industries, Inc.

CORPORATE GOVERNANCE

Meetings

During 2006, the Board of Directors held eighteen regularly scheduled and special meetings and took action by written consent three times in lieu of additional meetings. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the Company’s Annual Meeting of Stockholders. No director attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served during 2006. All directors attended the 2006 Annual Meeting of Stockholders.

Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at the end of every regularly scheduled Board meeting, and the independent directors meet without management at least once per year. The presiding director at these meetings is the most tenured independent director in attendance.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit, Organization and Compensation, and Corporate Governance and Nominating committees, must meet the independence criteria of the listing standards of the New York Stock Exchange and other applicable law. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board of Directors has adopted the Visteon Director Independence Guidelines, which are set forth as Exhibit A to this proxy statement. The Visteon Director Independence Guidelines contain categorical standards of independence which conform to, or are more exacting than, the independence definitions in the New York Stock Exchange listing standards. In addition to applying its guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

The Board undertook its annual review of director independence in March 2007, and, based on the listing standards of the New York Stock Exchange and the Visteon Director Independence Guidelines, the Board has affirmatively determined that all of the non-employee directors, namely Ms. Higgins and Messrs. Gray, Krapek, Schaffer, Taggart, Thornton and Woodrow, are independent. None of these non-employee directors had any relationship with the Company (other than as a director or stockholder). The other directors, Messrs. Johnston and Stebbins, are not independent due to their employment as senior executives of the Company. In addition, the Board determined that Ms. Gottschalk, who resigned as a director as of December 14, 2006, was independent during her service as a director during 2006.

Committees

The Board has established five standing committees. The principal functions of each committee are briefly described on the following pages.

  Audit Committee

The Board has a standing Audit Committee, currently consisting of Charles L. Schaffer (Chair), Karl J. Krapek, Richard J. Taggart and Kenneth B. Woodrow, all of whom are considered independent under the New York Stock Exchange listing standards, the rules and regulations of the Securities and Exchange Commission and the Visteon Director Independence Guidelines. The Board has determined that each of the current members of the Audit Committee is qualified as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission, and has “accounting and related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange. During 2006, the Audit Committee held twelve regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to appoint and evaluate the independent auditor;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the Company’s independent auditors;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

The charter of the Audit Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Audit Committee Report can be found beginning on page 36.

  Organization and Compensation Committee

The Board also has a standing Organization and Compensation Committee, consisting of Karl J. Krapek (Chair), William H. Gray, III, Patricia L. Higgins, Charles L. Schaffer and James D. Thornton, all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2006, the Organization and Compensation Committee held five regularly scheduled and special meetings.

The Organization and Compensation Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. Other duties of the Organization and Compensation Committee are generally:

•	to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock based awards to the Company’s employees, including officers; and

•	to review and recommend management development and succession planning.

The Chairman and Chief Executive Officer of the Company, with the consultation of the Senior Vice President, Human Resources, provides recommendations to the committee on the amount and forms of executive compensation, and assists in the preparation of committee meeting agendas. Pursuant to the 2004 Incentive Plan, the committee may delegate its power and duties under such plan to a committee consisting of two or more officers of the Company except in respect of individuals subject to the reporting or liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The committee has authorized the Senior Vice President, Human Resources, together with the Vice President and Treasurer, to approve awards of up to 50,000 stock options and/or stock appreciation rights (subject to an annual limit of 500,000 stock options and/or stock appreciation rights) and up to 25,000 shares of restricted stock and/or restricted stock units (subject to an annual limit of 250,000 shares of restricted stock and/or restricted stock units) to individuals the Company desires to hire or retain, except any individual who is or upon commencing employment will be subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

Further, the committee has the authority to retain, approve the fees and other terms of, and terminate any compensation consultant, outside counsel or other advisors to assist the committee in fulfilling its duties. For additional information regarding the roles and processes involved in the consideration and determination of executive compensation, including the role of compensation consultants, see “Compensation, Discussion and Analysis.” The charter of the Organization and Compensation Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Compensation Committee Report can be found beginning on page 10.

  Corporate Governance and Nominating Committee

The Board also has a standing Corporate Governance and Nominating Committee, consisting of William H. Gray, III (Chair), Karl J. Krapek and Kenneth B. Woodrow, all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2006, the Corporate Governance and Nominating Committee held five regularly scheduled meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership; and

•	to identify, review and recommend director candidates (see “Director Nomination Process,” below).

The charter of the Corporate Governance and Nominating Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

  Corporate Responsibility Committee

The Board has a standing Corporate Responsibility Committee, consisting of James D. Thornton (Chair) and Patricia L. Higgins. During 2006, the Corporate Responsibility Committee held four regularly scheduled meetings. The duties of the Corporate Responsibility Committee are generally:

•	to review and monitor the worldwide performance of the Company as it affects the environment, employees, communities and customers; and

•	to develop recommendations to management to assist it in formulating and adopting policies, programs, practices and strategies concerning corporate citizenship and public policy matters.

The charter of the Corporate Responsibility Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

  Finance Committee

The Board has a standing Finance Committee, consisting of Patricia L. Higgins (Chair), Richard J. Taggart, James D. Thornton and Kenneth B. Woodrow. During 2006, the Finance Committee held three regularly scheduled meetings. The duties of the Finance Committee generally are:

•	to review and make recommendations to the Board regarding the Company’s cash flow, capital expenditures and financing requirements;

•	to review the Company’s policies with respect to financial risk assessment and management including investment strategies and guidelines;

•	to review and make recommendations on mergers, acquisitions and other major financial transactions requiring Board approval; and

•	to consider and recommend to the Board stock sales, repurchases or splits, as appropriate, and any changes in dividend policy.

The charter of the Finance Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Director Nomination Process

The Corporate Governance and Nominating Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the Board. Recommendations for election are based upon the nominee’s intelligence, judgment, foresight, personal character, experience and achievements, and diversity of background and expertise, as compared to the present make-up of the Board. The Corporate Governance and Nominating Committee has the authority to retain independent consultants to assist with director recruitment. During 2006, the Corporate Governance and Nominating Committee retained, at the expense of the Company, a search firm to assist with identifying and assessing potential director candidates.

Each year, the Corporate Governance and Nominating Committee reviews all eligible director candidates, including incumbents. The committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the Board to be nominated for election that year. The full Board reviews the committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.

The Corporate Governance and Nominating Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the Company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the Company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders (see page 39), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration. The Company’s management has had, and may in the future have, discussions regarding the possibility of an individual suggested by Pardus Capital Management L.P., a beneficial stockholder of the Company, joining the Board of Directors. No individuals were proposed as director candidates for this Annual Meeting by any stockholder.

Communications with the Board of Directors

Stockholders and other persons interested in communicating directly with a committee chairperson or with the non-management directors as a group may do so as described on the Company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors c/o of the Company Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

STOCK OWNERSHIP

The following contains information regarding the stock ownership of the nominees for election as directors, the directors continuing in office, the Company’s executive officers and beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on March 5, 2007 (129,112,157 shares).

Nominees, Continuing Directors and Executive Officers

The following table contains stockholding information for the nominees for election as directors, the directors continuing in office and the Company’s executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of March 5, 2007. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock
	Beneficially Owned
		Percent of	Stock
Name	Number(1)	Outstanding	Units(2)(3)

William H. Gray, III	3,259	*	28,662
Patricia L. Higgins	0	*	18,003
Michael F. Johnston	1,415,704	1.1	1,052,210
Karl J. Krapek	0	*	66,079
Charles L. Schaffer	0	*	86,713
Donald J. Stebbins	161,019	*	370,937
Richard J. Taggart	0	*	0
James D. Thornton	1,000	*	18,003
Kenneth B. Woodrow	15,000	*	43,613
James F. Palmer	379,163	*	310,826
John Donofrio	45,088	*	182,553
Robert H. Marcin	214,840	*	0
Dr. Heinz Pfannschmidt	251,098	*	0
All Directors and Executive Officers as a Group (21 Persons)	3,195,406	2.5	2,921,001

*	Less than 1%.

(1)	Includes shares of common stock which the following executive officers had a right to acquire ownership of pursuant to options granted by the Company exercisable on or within 60 days after March 5, 2007: Mr. Johnston (1,183,132 shares); Mr. Palmer (279,163 shares);Mr. Stebbins (161,019 shares); Mr. Donofrio (45,088 shares); Mr. Marcin (214,700 shares); and Dr. Pfannschmidt (251,098 shares).

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors and the Non-Employee Director Stock Unit Plan, and are payable following termination of Board service in cash or shares of stock at the election of the Company.

(3)	For executive officers the amounts shown include Visteon stock units credited under the Visteon Deferred Compensation Plan, which are payable in cash following termination of employment, and restricted stock units awarded under the Visteon Corporation 2004 Incentive Plan, which vest after one to three years from award and will be settled in cash.

Other Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s voting securities as of March 5, 2007. The table is based upon reports on Schedules 13G and 13D and Forms 4 filed with the Securities and Exchange Commission or other information believed to be reliable.

	Name and Address	Amount and Nature	Percent of
Title of Class	of Beneficial Owner(1)	of Ownership	Class

Common Stock	Pardus Capital Management L.P. 1001 Avenue of Americas, Suite 1100 New York, NY 10018	22,500,000 shares held with sole voting power and 22,500,000 shares held with sole dispositive power	17.4%
Common Stock	Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	11,617,400 shares held with sole voting power and 12,793,200 with sole dispositive power	9.94%
Common Stock	Brandes Investment Partners, L.P. Brandes Investment Partners, Inc. Brandes Worldwide Holdings, L.P. Charles H. Brandes Glenn R. Carlson Jeffrey A. Busby 11988 El Camino Real, Suite 500 San Diego, CA 92130	7,655,928 shares held with shared voting power and 10,420,559 shares held with shared dispositive power	8.1%
Common Stock	Schneider Capital Management Corporation 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087	4,796,925 shares held with sole voting power and 7,109,500 with sole dispositive power	5.53%
Common Stock	FMR Corp.82 Devonshire Street Boston, MA 02109	117 shares held with sole voting power and 7,041,517 held with sole dispositive power	5.473%

(1)	On October 1, 2005, Ford Motor Company (“Ford”) received warrants to acquire 25 million shares of common stock which are exercisable on or after October 1, 2006. Ford has disclaimed beneficial ownership of the underlying common stock based on the terms of the warrants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% stockholders to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2006 all Section 16 Reports that were required to be filed were filed on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Our Ethics and Integrity Policy instructs all employees of Visteon, including the Named Executive Officers, to avoid conflicts between personal interests and the interests of Visteon, as well as any action that has the potential for impacting the Company adversely or interfering with the employee’s objectivity. The policy also requires any employee having a financial interest in, or a consulting, managerial or employment relationship with, a competitor, customer, supplier or other entity doing business with Visteon to disclose the situation to their manager or to the legal or human resources departments of the Company. The Company’s compliance group implements the Ethics and Integrity Policy and related policies and annually requires all management employees, including the Named Executive Officers, to complete a questionnaire disclosing potential conflicts of interest transactions. In addition, the Audit Committee is responsible for overseeing our ethics and compliance program, including compliance with the Ethics and Integrity Policy, and all members of the Board are responsible for complying with such policy. The Corporate Governance and Nominating Committee reviews the professional occupations and associations of board nominees, and annually reviews transactions between Visteon and other companies with which our Board members and executive officers are affiliated to the extent reported in response to our directors and officers questionnaire. Our Ethics and Integrity Policy is in writing. See page 39 of this proxy statement under “Miscellaneous” for instructions on how to obtain a copy.

In early 2005, purported class and stockholder derivative actions were filed in federal and state courts in Michigan against the Company, the non-employee directors and certain Named Executive Officers. These actions include: (i) a purported class action alleging that the Company, certain of its current and former officers and its independent registered public accounting firm violated federal securities laws by making materially misleading statements; (ii) purported stockholder derivative actions alleging that certain of the Company’s current and former officers and directors breached their fiduciary duties in connection with the matters alleged in the securities class action discussed immediately above; and (iii) purported class actions alleging that certain current and former employees, officers and directors breached their fiduciary duties under the Employee Retirement Income Security Act (“ERISA”) by, among other things, continuing to offer the Company’s stock as an investment alternative under the Visteon Investment Plan and the Visteon Savings Plan for Hourly Employees and/or failing to disclose complete and accurate information regarding the prudence of investing in the Company’s stock. The parties have reached a settlement of the ERISA matter that has been approved by an independent fiduciary and is awaiting final approval by the court. Pursuant to the indemnification provision contained in the Company’s Amended and Restated By-laws, the Company is paying the expenses (including attorneys’ fees) incurred by the defendants in defending these actions where not covered by insurance policies.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. The committee has reviewed and discussed the Compensation Discussion and Analysis below with management of the Company, and, based on such review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis so stated be included in this proxy statement.

Organization and Compensation Committee
Karl J. Krapek (Chairman)
William H. Gray, III
Patricia L. Higgins
Charles L. Schaffer
James D. Thornton

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Compensation Program Objectives

     Overview

The Company believes that an experienced, motivated and effective executive team is critical to the long-term success of its business. Thus, the primary objectives of the Company’s executive compensation program are to attract, motivate and retain highly qualified executives. In meeting its primary objectives, the Company strives to structure its executive compensation program in a manner that supports the Company’s strategic plans and objectives, including program costs, and provides strong alignment of the interests of its executives with the creation of stockholder value.

To meet the Company’s goals for executive compensation, the Company provides:

•	a base salary;

•	an annual performance-based cash incentive;

•	annual awards under a long-term incentive program, comprised of:

i.	a performance-based cash incentive earned over a longer-term measurement period, usually a three-year period;

ii.	stock appreciation rights or stock options, which are subject to time-based vesting requirements;

iii.	restricted stock or restricted stock units, which may be subject to either time-based and/or performance-based vesting requirements; and

•	perquisites, retirement benefits, severance and other benefits.

Following the sale of a significant portion of the Company’s North American business in late 2005, the Company undertook a global compensation review which was focused on total incentive award opportunities for all levels of management. In 2006, total incentive award opportunities for all levels of management were reduced to reflect the significant decrease in, and change in geographic distribution of, the Company’s product sales, as well as prevailing market practices.

     Benchmarking Considerations

The Company and the Organization and Compensation Committee use competitive market data to inform their decision-making processes on many elements of the Company’s compensation and benefits programs. Although the Company and the Organization and Compensation Committee use the market-based ranges derived from surveys and studies compiled by compensation consultants, including a sampling of U.S. public companies with comparable annual revenues, neither the Company nor the Organization and Compensation Committee attempt to set all compensation elements for all executives within a particular market-based range. Rather, the Company and the Organization and Compensation Committee evaluate additional factors, such as individual experience and performance, organizational level (internal relationships) and critical need for the position.

For executive level positions, pay ranges have been developed based on market pay data provided by Towers Perrin, the Company’s primary executive compensation consultant, as well as studies conducted by Hewitt Associates. Additional data are gathered through a variety of sources including Mercer Human Resources, Radford Surveys, and Watson Wyatt. In late 2006 the Organization and Compensation Committee engaged Frederic W. Cook & Co. Inc., a leading executive compensation consulting firm, to provide ongoing advice on competitive market practices and trends as well as on specific executive compensation matters as requested by the Organization and Compensation Committee.

     Roles and Processes

The Organization and Compensation Committee of the Board of Directors oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approving the salaries, incentive awards and other compensation paid to executive officers. The Chief Executive Officer and Senior Vice President of Human Resources develop and present executive compensation program recommendations to the Organization and Compensation Committee, including summaries of the results of survey data provided by the Company’s compensation consultants.

The Organization and Compensation Committee generally reviews and approves routine executive compensation matters, including the determination of final incentive awards for preceding periods and the salary and incentive awards (including equity-based awards) for the current year during its regularly-scheduled meeting or meetings in the first quarter of the year. The process is designed to link annual performance reviews with the determination of base salaries and incentive awards. The Organization and Compensation Committee has generally followed this process since the inception of the Company. In order to retain flexibility, the Organization and Compensation Committee has not established rigid, periodic dates upon which awards will be made, however, the Organization and Compensation Committee does not time the grant of equity-based awards to take advantage of material non-public information nor does the committee take into account the prevailing trading prices of the Company’s common stock in the timing of awards in any way. Stock option and stock appreciation right exercise prices are set at the fair market value of our stock on the date of grant, which under the terms of the Company’s incentive plan is the average of the high and low price of Visteon stock on such date.

  Primary Elements of Compensation for Named Executive Officers

     Base Salary

     Overview and Purpose

Base salaries, combined with general welfare benefits, provide basic security for our employees at levels necessary to retain and attract a highly qualified and effective salaried workforce. Base salaries are determined taking into account market data as well as an individual’s position, responsibilities, experience and value to the Company. The base salaries for Messrs. Stebbins and Palmer were initially established by employment agreements entered into in connection with their recruitment to join the Company in 2005 and 2004, respectively. The base salaries for the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President, Human Resources review performance for the Company’s executive officers, other than the Chief Executive Officer, and make base salary recommendations to the Organization and Compensation Committee. The Organization and Compensation Committee, in its sole discretion, determines the salary and amount of increase for the Chairman and Chief Executive Officer.

     2006 Activities

In 2006, the Organization and Compensation Committee reviewed the salaries of the Named Executive Officers and, except with respect to the Chief Executive Officer, approved performance-based increases. These increases were primarily based on the recommendations of, and evaluations of individual performance and contributions to the Company, by the Chief Executive Officer. The Organization and Compensation Committee made no change in the base salary of the Chief Executive Officer in 2006. The Organization and Compensation Committee increased his 2006 annual incentive opportunity. The increase in his incentive would have enhanced his compensation opportunity if corporate objectives were met. The actual salaries paid to each Named Executive Officer for 2006 are presented in the “Summary Compensation Table” below.

     Annual Incentive Award

     Overview and Purpose

The Company’s Annual Incentive program provides for an annual cash incentive opportunity that is linked to company and individual performance. This program is designed to compensate key salaried employees for the achievement of specified goals that are intended to correlate with the Company’s financial and strategic objectives. The target incentive opportunities, expressed as a percentage of base salary, are set by organization level and based on market competitive levels for such positions. Approximately 3,350 salaried employees, including the Named Executive Officers, participated in the program for 2006.

The program is administered by the Organization and Compensation Committee pursuant to the terms of the Visteon Corporation 2004 Incentive Plan, which has been approved by the Company’s stockholders. During the first quarter of each year, the Organization and Compensation Committee approves one or more performance-based metrics, including target and threshold levels, with the advice and assistance of management. After the end of the performance period, the Organization and Compensation Committee reviews actual performance against each metric and determines the final payout, if any, based on such performance relative to each metric and adjusted upward or downward based on individual performance factors or otherwise at the discretion of the Organization and Compensation Committee.

     2006 Activities

In 2005 the Company completed its annual review of cash compensation based on market data provided by Towers Perrin for its executive officers. The Company also conducted a broad global compensation study with Hewitt Associates. Taking into account the data provided through these studies, the Company reduced 2006 annual incentive award opportunities for its executive officers (except the Chief Executive Officer), as well as most other plan participants, to reduce overall program costs while maintaining market competitive levels of compensation. Towers Perrin data is based on analysis of its Executive Compensation Database of approximately 800 participating entities. As noted above, in lieu of an annual base salary increase, the Organization and Compensation Committee increased the Chief Executive Officer’s 2006 annual incentive award opportunity which would have enhanced his performance based award if critical corporate objectives were met.

The Company provides the same award opportunity expressed as a percentage of base salary to executive officers at comparable organizational levels, The actual value of awards will vary based on the executive’s salary, Company and individual performance.

Target Annual
Incentive Award
Executive Level	Opportunity (% salary)

Chief Executive Officer	130%
Chief Operating Officer	90%
Executive Vice President	65%
Senior Vice President	60%
Vice President	50%

The Organization and Compensation Committee chose two independent, equally-weighted financial measures for the 2006 Annual Incentive program applicable to participating employees, including the Named Executive Officers other than the Chief Executive Officer:

•	Earnings before interest and taxes (excluding certain non-cash impairment and other restructuring charges) (“EBIT-R”); and

•	Free cash flow, defined as cash flow from operations less capital expenditures.

These metrics mirror the financial metrics provided to the investment community and align the efforts of the Company’s key employees with the achievement of business critical metrics and stretch objectives.

The Organization and Compensation Committee chose a single financial measure for the 2006 Annual Incentive program applicable to the Chief Executive Officer: profit before taxes (conditioned upon minimum impairment and other restructuring charges) (“PBT”). This metric was chosen not only to reward year-over-year earnings improvement similar for officers and other eligible employees, but also to motivate and reward progress on the Company’s restructuring and improvement plan. The Company’s use of an incentive metric for an individual executive or group of executives that is different than that used for other eligible employees was unique for 2006.

The potential range of incentive award opportunities, by Named Executive Officer, is presented below in the “Grants of Plan-Based Awards in 2006” table. As discussed below, the Company did not meet the minimum performance levels to earn incentive payments under the 2006 annual incentive program. However, in recognition of significant improvement in financial performance the Organization and Compensation Committee approved discretionary bonus awards for the Named Executive Officers as well as other eligible employees. The amount of each bonus was equal to approximately 20% of each participant’s 2006 Annual Incentive bonus opportunity.

     Long-Term Incentive Program Awards

     Overview and Purpose

The Company’s Long-Term Incentive program provides for an annual award of a performance-based cash bonus earned over a long-term measurement period, usually a three-year period, stock appreciation rights or stock options, which are subject to time-based vesting requirements, and restricted stock or restricted stock units, which may be subject to either time-based and/or performance-based vesting requirements. This program is designed to compensate key salaried employees on the achievement of specified goals that are intended to correlate with the Company’s long-term financial and strategic objectives and the accretion of stockholder value. The long-term incentive program has incorporated compensation elements that are time-based, such as restricted stock units and retention bonuses, to retain key employees. The total targeted award opportunity, expressed as a percentage or multiple of base salary is determined by organization level and geographic region and based on market competitive levels. Approximately 250 salaried employees, including the Named Executive Officers, participated in the program for 2006.

The program is administered by the Organization and Compensation Committee pursuant to the terms of the Visteon Corporation 2004 Incentive Plan. During the first quarter of each year, the Organization and Compensation Committee approves the allocation between cash and equity-based components and, for the performance based incentive, one or more metrics, including target and threshold levels, with the advice and assistance of management. After the end of the performance period, the Organization and Compensation Committee reviews actual performance against each metric and determines the final payout, if any, based on performance relative to each metric. The Organization and Compensation Committee has discretionary authority to lower and, except in the case of certain covered executives (including the Named Executive Officers), raise final awards. However, discretionary changes have rarely been made in the past.

In 2006, stockholders approved amendments to the 2004 Incentive Plan that, among other things, added 7 million shares that may be used for the grant of stock options.

     2006 Activities

As a result of the compensation studies noted above, in 2006 the Company reduced total long-term incentive opportunities for its executive officers to more competitive market levels. Competitive levels were determined by reference to the market benchmarking study referred to above. The Company provides the same targeted incentive award opportunity expressed as a percentage of base salary to executive officers at the same organizational level. The actual value of awards will vary based on the executive’s salary, company and individual performance.

Target Long-Term
Incentive Award
Executive Level	Opportunity (% salary)

Chief Executive Officer	475%
Chief Operating Officer	350%
Executive Vice President	250%
Senior Vice President	175%
Vice President	120%

To provide a balanced focus on stock price appreciation and the achievement of specified financial and operational goals, the long-term incentive award opportunity for the 2006-2008 performance period was divided equally between equity-based awards and a cash incentive award.

The equity-based awards included stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), which each comprised 25% of a recipient’s long term incentive opportunity. The SARs will vest ratably over three years and are settled only in cash if our stock price increases over the exercise price at the time of exercise. The RSUs will vest on the third anniversary of their grant and will be settled in cash based on the market price of our stock on such date.

The Organization and Compensation Committee chose two independent financial measures for the cash incentive portion of the long term incentive opportunity for the 2006-2008 performance period:

•	Return on assets (“ROA”), which is determined by dividing net income by total assets for the 2008 fiscal year; and

•	Quality, which is measured by the results of J.D. Powers survey of problems per 100 vehicles at 3 months in service as of 2008.

Seventy-five percent of the cash bonus award is determined by performance relative to the ROA metric and twenty-five percent is determined by performance relative to the quality metric. These metrics were recommended by management and approved by the Organization and Compensation Committee to maintain a focus on both long term financial goals through ROA and on a customer-focused measure like the J.D. Power survey results, which reflect customer feedback on Visteon’s products in a variety of vehicles. The potential range of incentive awards for the 2006-2008 cycle, by Named Executive Officer, is presented below in the “Grants of Plan-Based Awards in 2006” table.

The Company paid cash incentives under previous long-term incentive cycles, including a performance-based payment under the long-term incentive program for the 2004-2006 cycle relating to a product quality metric, and a time-based payment under the long-term incentive program for the 2005-2007 cycle relating to a retention element. The time-based cash bonus for fiscal 2006 was the second of three annual installments being paid to eligible employees who remain actively employed with Visteon as of the end of each year of the performance cycle. This feature was implemented to encourage retention of key leadership employees, without increasing the total long-term incentive opportunity. Actual payouts are presented in the “Summary Compensation Table,” under the columns “Bonus” and “Non-Equity Incentive Plan Compensation,” and are discussed further below.

  Other Elements of Compensation for Named Executive Officers

Executive officers participate in the Company’s retirement and savings and health and welfare plans on the same basis as other similarly situated employees, except for the supplemental pension, retiree health care, savings and other arrangements described below under “Retirement Benefits”. In addition, executive officers receive a monthly cash car allowance and a flexible perquisite account that may be used for certain discretionary purposes as well as other perquisites from time to time approved by the Organization and Compensation Committee. Although many of these benefits have been significantly reduced over the past year, the Company provides these benefits to its executives when necessary to compete for, and retain, executive talent.

The Company maintains an Executive Security Program that requires the Chief Executive Officer and the Chief Operating Officer to use corporate provided aircraft for personal and business travel, and provides the benefit of various personal health and safety protections. Also, the Organization and Compensation Committee approved the personal use of corporate aircraft for Mr. Palmer for a private trip as an additional reward for his individual efforts and contributions.

  Chief Executive Officer Amended and Restated Employment Agreement

In February 2007, the Company entered into an amended and restated employment agreement with Mr. Johnston. The Company and Mr. Johnston entered into the agreement to encourage him to continue his current role during the execution of the critical phases of the Company’s multi-year restructuring and improvement plan. To this end, the agreement provides that in the event Mr. Johnston remains employed through December 31, 2008 or is earlier terminated by the Company without cause, Mr. Johnston will be entitled to a lump-sum cash payment of $2.5 million as well as the immediate and full vesting of all of his outstanding equity awards. Additional details of this agreement are described further below

  Severance and Change-in-Control Arrangements

In 2005, the Company adopted the Visteon Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance benefits to officers elected by the Board of Directors and certain senior management employees of the Company whose employment is subsequently involuntarily terminated, without cause, subject to certain exceptions. If eligible under the Company’s retirement plans, an executive may retire concurrent with a severance-eligible termination under the Severance Plan. The plan was adopted to provide uniform, market-based severance to executives as the Company restructured its businesses.

In order to compete for and attract skilled executives, the Company also enters into individual employment agreements from time to time with executives that contain additional or alternative severance benefits. A description of individual agreements for certain Named Executive Officers is set forth below.

The Company has entered into change-in-control agreements with each of Messrs. Johnston, Stebbins, Palmer and Donofrio, as well as certain other officers. Pursuant to these agreements, each participant will receive certain benefits upon the occurrence of specified triggering events following a change of control of the Company. The agreements were originally offered to encourage executives to join the Company at the time of its spin off from Ford Motor Company, recognizing the uncertainty that accompanies a newly independent company. These agreements also encourage highly-sought after executives to remain with the Company during periods leading up to and following a change of control transaction. In early 2005, the Organization and Compensation Committee retained Pearl Meyer & Partners to provide an independent assessment of whether the key terms and conditions of its change-in-control agreements were in line with market practice at that time. Pearl Meyer & Partners compared the key terms and conditions of the Company’s change-in-control agreements against those of a group of peer companies and general market surveys. In particular, they examined the severance multiple and the amount upon which it is applied, Section 280G excise tax gross-ups, the payment of pro rated cash incentive awards, accelerated vesting of equity awards, the continuation of health and welfare benefits and the provision of outplacement services and enhanced retirement benefits. Each of these terms was found to be in line with market practice. The agreements require a so-called “double trigger”, namely both a change of control involving the Company and, within three years thereafter, the executive’s employment is terminated or adversely modified. In addition, each of the executives have a “walk away right,” that is he or she may terminate his or her employment for any reason within the 30-day period at the end of the first year after a change in control and receive the benefits under the agreement. The review by Pearl Meyer & Partners determined that the double trigger was in line with market practice and, although not a general market practice, the walk away right was used by a majority of the Company’s direct competitors. The agreements also restrict the executives that receive benefits from competing with the Company for two years. Based on such review, the Company and the Organization and Compensation Committee determined that the change-in-control agreements should be maintained in order to facilitate the attraction and retention of highly experienced executives in an uncertain business environment.

A further description of post-termination benefits and projected amounts under various scenarios for Named Executive Officers is set forth below under “Potential Payments Upon Termination or Change-in-Control.”

  Stock Ownership

The Company has adopted stock ownership goals for all elected officers of the Company. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to five times salary for the Chairman and Chief Executive Officer, within five years from their date of hire or election, if later. All of the Named Executive Officers employed by the Company for five years or more are in compliance with the stock ownership guidelines.

For the purpose of determining compliance with the stock ownership guidelines, the calculation includes stock owned directly, restricted stock, restricted stock units and stock units held in the Company’s Deferred Compensation Plan.

Visteon’s Stock Ownership guidelines are as follows:

•	Chief Executive Officer — five times base salary;

•	COO through SVP — three times base salary; and

•	All other officers — one times base salary.

  Tax, Accounting and Other Considerations

The Organization and Compensation Committee has considered the Company’s ability to deduct from taxable income certain performance based compensation under section 162(m) of the Code. For the Company’s top five executives, salaries in excess of $1 million and non-performance-based bonuses, restricted stock or restricted stock units will not be exempt from section 162(m) of the Code. The Company’s current U.S. tax position does not make tax deductibility of compensation a determinative factor in the design of its compensation program.

All of the 2006 long-term incentive awards granted to Named Executive Officers are subject to variable accounting with the Company’s ultimate expense equal to the value earned by employees. The variable accounting is due in large part to the cash settlement feature of the stock appreciation rights and restricted stock units awarded in 2006. These awards were structured to limit the use of shares of the Company’s common stock due to low availability levels under the Company’s incentive plans.

The Company does not have a specific policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that reduces the size of such award or payment. The Organization and Compensation Committee and the Company expect to review the specific circumstances of any such adjustment or restatement to determine whether to request reimbursement of any award paid to an employee. In prior cases in which the Company has restated its financial results, no reimbursements were sought based on the amount and nature of the adjustments.

Summary Compensation Table

The following table summarizes the compensation that was earned by, or paid or awarded to, the Named Executive Officers. The “Named Executive Officers” are the Company’s Chief Executive Officer, the Company’s Chief Financial Officer as of December 31, 2006 and the three other most highly compensated executive officers serving as such as of December 31, 2006, determined based on the individual’s total compensation for the year ended December 31, 2006 as reported in the table below, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals. The Named Executive Officers also includes a former executive officer whose employment ended in 2006 because his total compensation exceeded that of certain other Named Executive Officers.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Options	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Michael F. Johnston	2006	$1,050,000	$754,250	$3,258,090	$4,224,892	$573,750	$642,969	$279,185	$10,783,136
Chairman and Chief Executive Officer
James F. Palmer	2006	$768,333	$294,500	$1,918,357	$1,093,604	$315,000	$134,112	$148,786	$4,672,692
Former Executive Vice President and Chief Financial Officer(7)
Donald J. Stebbins	2006	$883,333	$415,663	$1,082,100	$1,534,766	$269,167	$—	$168,140	$4,353,169
President and Chief Operating Officer
Robert H. Marcin	2006	$467,500	$151,177	$410,530	$652,335	$123,000	$91,577	$512,445	$2,408,564
Former Senior Vice President, Leadership Assessment(8)
John Donofrio	2006	$470,833	$122,972	$922,438	$424,729	$—	$35,497	$66,979	$2,043,448
Senior Vice President and General Counsel
Dr. Heinz Pfannschmidt	2006	$268,325	$—	$345,387	$(11,194)	$—	$139,440	$2,777,276	$3,519,234
Former Executive Vice President and President, Europe and S. America (9)

(1)	This column includes the second of three annual retention bonuses paid pursuant to the 2005-2007 long-term incentive program to Mr. Johnston ($481,250), Mr. Palmer ($193,750), Mr. Stebbins ($255,463), Mr. Marcin ($77,917) and Mr. Donofrio ($65,972); as well as discretionary cash bonuses awarded by the Organization and Compensation Committee to Mr. Johnston ($273,000), Mr. Palmer ($100,750), Mr. Stebbins ($160,200), Mr. Marcin ($56,100) and Mr. Donofrio ($57,000), which were equal to approximately 20% of each participant’s 2006 Annual Incentive bonus opportunity (see “Compensation Discussion and Analysis — Annual Incentive Award”). For Mr. Marcin, this column also includes a cash bonus payment in the amount of $17,160 to compensate him for stock options issued by Ford Motor Company which expired during the negotiation of certain transactions with Ford Motor Company.

(2)	These amounts represent the compensation cost of unvested restricted stock and restricted stock units granted during 2006 and in prior years for financial reporting purposes for 2006 under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. There can be no assurance that the amounts reflected in the table above will ever be realized. The amount for Dr. Pfannschmidt reflects the net result of reversing a portion of the compensation cost of awards that were previously expensed by the Company which he forfeited upon his resignation.

(3)	These amounts represent the compensation cost of unvested stock options and vested and unvested stock appreciation rights granted during 2006 and in prior years for financial reporting purposes for 2006 under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. For retirement eligible grantees, including Messrs. Johnston and Marcin, the entire amount relating to unvested stock appreciation rights granted in 2006 was expensed in such year of grant. There can be no assurance that the amounts reflected in the table above will ever be realized. The amount for Dr. Pfannschmidt reflects the net result of reversing a portion of the compensation cost of awards that were previously expensed by the Company which he forfeited upon his resignation.

(4)	This column is comprised solely of cash bonus payments made to eligible Named Executive Officers under the 2004-2006 long-term incentive program as a result of having achieved one of the performance metrics at the maximum level. There were no earnings on non-equity incentive plan compensation earned or paid to the Named Executive Officers in or for 2006.

(5)	This column reflects an estimate of the aggregate change in actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans from the measurement dates for such plans used for financial statement purposes. The aggregate change in actuarial present value for Mr. Stebbins was a reduction of $129,397 as a result of the decrease in the interest rate credited to his nonqualified pension account, combined with the increase in the discount rate used to determine the present value of this pension benefit. See “Retirement Benefits — Defined Benefit Plans,” below. None of the Named Executive Officers received or earned any above-market or preferential earnings on deferred compensation.

(6)	This column includes the following benefits paid to, or on behalf of, the Named Executive Officers:

•	matching contributions made by the Company under the Company’s 401(k) plan for each of Messrs. Johnston, Stebbins, Marcin and Donofrio;

•	life insurance premiums paid by the Company on behalf of all of the Named Executive Officers;

•	the taxable cost of additional medical and dental insurance credits credited to each of Messrs. Johnston and Marcin;

•	tax gross-ups and reimbursements on behalf of Mr. Johnston ($25,841), Mr. Stebbins ($28,583), Mr. Palmer ($39,614), Mr. Marcin ($7,588) and Mr. Donofrio ($7,588);

•	severance payments to Mr. Marcin ($467,500) under the Executive Severance Plan, and Dr. Pfannschmidt ($2,672,398) under his employment agreement, as described further below under “Potential Payments Upon Termination or Change-in-Control;” and

•	perquisites and other personal benefits, which included: (A) cash vehicle allowance payments to Messrs. Johnston, Stebbins, Palmer, Marcin and Donofrio; (B) the aggregate incremental cost for personal use of corporate aircraft by Mr. Johnston ($185,349), Mr. Stebbins ($60,955), and Mr. Palmer ($66,931); (C) the cost of personal health and safety protection equipment and services under the Executive Security Program in 2006 for Messrs. Johnston and Stebbins; (D) reimbursements made through the executive, flexible perquisite accounts of Mr. Johnston ($41,790), Mr. Stebbins ($34,825), Mr. Palmer, Mr. Marcin, Mr. Donofrio and Dr. Pfannschmidt; (E) payments pursuant to the Company’s executive relocation program for Mr. Palmer and Mr. Donofrio ($30,894), (F) leased car payments for Dr. Pfannschmidt ($62,662); (G) the reimbursement of legal fees ($30,180) incurred by Mr. Stebbins in connection with the negotiation of his employment contract; and (H) reimbursement of apartment lease cost to Dr. Pfannschmidt.

We calculate the aggregate incremental cost to the Company of any personal use of the corporate aircraft based on an average hourly operating cost of the aircraft, which includes the cost of fuel, crew travel expenses, on-board catering, airport landing fees and parking costs, customs charges, communications expenses, post-flight inspections and minor maintenance costs (costs less than $5,000 per action). Because the corporate aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as the crew’s salaries, the purchase or lease costs of the corporate aircraft, hangar rental fees, insurance premiums and major maintenance costs (costs greater than or equal to $5,000 per action).

(7)	Mr. Palmer resigned as an executive officer of the Company effective as of March 9, 2007.

(8)	Mr. Marcin retired from the Company effective as of after the close of business on December 31, 2006.

(9)	Dr. Pfannschmidt resigned effective as of September 1, 2006. Dr. Pfannschmidt’s compensation is paid in euros and is presented in U.S. dollars based on an exchange rate of 1.3197 U.S. dollars per euro, which was the exchange rate in effect on the last business day of 2006.

Employment Arrangements

Agreement with Mr. Johnston.  In 2000, the Company entered into an employment agreement with Michael F. Johnston that provided terms of his initial employment. On February 27, 2007, the Company and Mr. Johnston entered into an amended and restated employment agreement. The agreement provides that Mr. Johnston will continue to serve as the Company’s Chairman and Chief Executive Officer for the term of the agreement. The term of the agreement commences as of March 1, 2007 and continues through December 31, 2008, unless the parties mutually agree to end the term earlier. The agreement also provides for his 2007 base salary ($1.4 million), with future increases at the discretion of the Board of Directors, and his participation in the health, welfare, retirement, incentive and other benefit programs available to executives, including the flexible perquisite program. Mr. Johnston will also continue to receive two years of service credit for every year of credited service under the Company’s pension plans. The Company has also agreed that Mr. Johnston will be entitled to 66% of his target cash bonus under the 2007-2009 Long-Term Incentive program and 33% of his target cash bonus under any 2008-2010 long-term incentive award if he continues his employment through December 31, 2008 or if his employment is terminated earlier without cause. Mr. Johnston is also entitled to stock options, restricted stock and other equity-based awards as and when such awards are made to other officers generally on at least the same basis as such awards are made to other officers.

The agreement will terminate upon the death or disability of Mr. Johnston. The agreement also may be terminated by Mr. Johnston upon 90 days notice to the Company, or by the Company for “cause”. The term “cause” means that the executive has been guilty of (i) material, willful dishonesty, (ii) material, willful misconduct, (iii) willful and substantial nonperformance of assigned duties, (iv) indicted for a felony or a misdemeanor involving moral turpitude, or (v) has otherwise breached the terms of the agreement. In the event Mr. Johnston remains employed through December 31, 2008 or is earlier terminated by the Company without cause, Mr. Johnston will be entitled to (i) a lump-sum cash payment of $2,500,000, (ii) immediate and full vesting of all outstanding equity awards granted to him by the Company, and (iii) accrued and unpaid salary through the date of termination. In the event that the parties mutually agree to end the term before December 31, 2008, Mr. Johnston will be entitled to a prorated amount of the $2,500,000 severance payment based on his period of service during the term of the agreement, as well as the immediate and full vesting of all outstanding equity awards granted to him by the Company. The agreement also imposes non-competition and confidentiality obligations on Mr. Johnston.

Agreement with Mr. Stebbins.  The Company entered into an employment agreement effective as of May 23, 2005 (the “Effective Date”), with Mr. Stebbins that provided for the initial terms of his employment as President and Chief Operating Officer. The employment agreement provides for his initial annual base salary and an initial payment of $3,000,000, which may be refundable on a pro rata basis if his employment is terminated for “Cause” or without “Good Reason” (each as defined therein) prior to May 23, 2008. Mr. Stebbins is also entitled to participate in the Company’s annual incentive performance cash bonus program, with a guaranteed minimum payment for 2005, which was paid in 2006, and the Company’s long-term incentive program, with pro-rata payments for the 2004-2006 and 2005-2007 performance periods. The amounts received by Mr. Stebbins in 2006 relating to these long-term incentive periods are set forth in the “Summary Compensation Table.”

Mr. Stebbins will be credited with two years of benefit service for each one year of actual benefit service through the Supplemental Executive Retirement Plan. In addition, the Company will credit Mr. Stebbins with an opening balance in the Supplemental Executive Retirement Plan of $1,200,000. Mr. Stebbins’ aggregate accrued benefit payable from all qualified and nonqualified retirement plans upon retirement from the Company will not be less than the greater of the actuarial equivalent value of (a) the aggregate benefit payable to him under the Visteon Pension Plan, the Supplemental Executive Retirement Plan, and the Pension Parity Plan minus the $1,200,000 opening balance and interest credits attributable thereto or (b) the $1,200,000 Supplemental Executive Retirement Plan opening balance plus interest credits accrued to the date of retirement. Mr. Stebbins will forfeit the aforementioned benefits if, prior to his five year anniversary with the Company he is terminated by the Company for Cause (other than due to his death or “Disability”, which shall have the meaning set forth in the long term disability benefit plan of the Company in which Mr. Stebbins participates), or he terminates employment with the Company for other than Good Reason.

The employment agreement has a term of two years, with the agreement automatically renewable for successive one year terms unless either party gives written notice not less than 90 days prior to expiration that it/he does not wish to renew. If the Company gives such notice prior to Mr. Stebbins’ 10th anniversary with the Company, Mr. Stebbins shall be entitled to severance benefits upon termination of employment on the same basis as provided for a termination without “Cause” or resignation for “Good Reason” during the term of the agreement. If the Company gives such notice after Mr. Stebbins’ 10th anniversary with the Company, Mr. Stebbins shall not be entitled to such severance. The Executive retains the right to resign at any time for any reason, just as Company retains the right to sever the employment relationship at any time, with or without Cause. However, if Mr. Stebbins is terminated by the Company without Cause or resigns from the Company’s employ for Good Reason during the term of the employment agreement, Mr. Stebbins will be entitled to the benefits of the Executive Severance Plan (provided Mr. Stebbins signs a release of all claims against the Company and its representatives).

If the current Chief Executive Officer leaves his position for any reason on or after Mr. Stebbins’ second anniversary with the Company, and another candidate is selected to fill that position, Mr. Stebbins may elect to terminate his employment within three months of such decision or appointment, and receive the severance benefits for a termination without Cause or resignation with Good Reason, as well as immediate full vesting of any outstanding stock options or stock appreciation rights and restricted stock or restricted stock units.

Agreement with Dr. Pfannschmidt.  A wholly owned subsidiary of the Company entered into a service agreement with Dr. Heinz Pfannschmidt in November 2001, which provided the initial terms of his appointment. Pursuant to this service agreement, Dr. Pfannschmidt is entitled to a flexible perquisite account, and reimbursement for the lease costs for several vehicles and an apartment near the Company’s European headquarters. The Company provided written notice of termination of the agreement on March 20, 2006; as a result Dr. Pfannschmidt was entitled to amounts that would have otherwise been payable under the agreement over the 24 month period following notice of termination. The amount of severance paid to Dr. Pfannschmidt is set forth in the “All Other Compensation” column of the “Summary Compensation Table” and is discussed further below under “Potential Payments Upon Termination or Change-in-Control.” The agreement also imposed non-competition and confidentiality obligations on Dr. Pfannschmidt.

Perquisites and Allowance Programs

Visteon provides Named Executive Officers with a flexible perquisite allowance program. The flexible perquisite allowance is a fixed amount and allows participants to select reimbursement from the hypothetical account for expenses related to club membership dues, legal and financial counseling, excess liability insurance premiums, tax preparation, and airfare for spouse or partner accompanying employee on business travel, among other items. For Named Executive Officers, the amount of the allowance varies by organizational level, with a range of between $25,000 to $60,000 per year. The value of the perquisites account used by the Named Executive Officers is disclosed in the “All Other Compensation” column of the “Summary Compensation Table.”

Visteon also provides U.S.-based Named Executive Officers with a monthly vehicle allowance, which may be used at the discretion of the executive. For Named Executive Officers, the amount of the allowance varies by organizational level, with a range of between $800 to $1,200 per month.

The following table summarizes all incentive plan awards that were made to the Named Executive Officers during 2006.

Grants of Plan-Based Awards in 2006

						All Other	All Other
						Stock Awards:	Option Awards:
						Number of	Number of	Exercise or
			Estimated Future Payouts			Shares of	Securities	Base Price		Grant Date Fair
			Under Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	Market Price on	Value of Stock and
			Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Option Awards
Name	Grant Date		($)	($)	($)(1)	(#)(2)	(#)(3)	($ / Sh.)	($ / Sh.)	($)(4)

Michael F. Johnston	2/9/2006	(5)	$966,328	$2,493,750	—	263,053	605,279	$4.74	$4.84	$2,614,802
	2/9/2006	(6)	$1,228,500	$1,365,000	$2,000,000
James F. Palmer	2/6/2006	(5)	$375,391	$968,750	—	101,759	233,997	$4.76	$4.64	$1,015,546
	2/6/2006	(6)	$166,238	$503,750	—
Donald J. Stebbins	2/6/2006	(5)	$603,531	$1,557,500	—	163,602	376,207	$4.76	$4.64	$1,632,735
	2/6/2006	(6)	$264,330	$801,000	—
Robert H. Marcin	2/6/2006	(5)	$158,512	$409,063	—	42,968	98,807	$4.76	$4.64	$428,820
	2/6/2006	(6)	$92,565	$280,500	—
John Donofrio	2/6/2006	(5)	$161,055	$415,626	—	43,657	100,392	$4.76	$4.64	$435,697
	2/6/2006	(6)	$94,050	$285,000	—
Dr. Heinz Pfannschmidt	2/6/2006	(5)	$263,106	$678,984	—	63,780	146,663	$4.76	$4.64	$636,518
	2/6/2006	(6)	$153,645	$465,590	—

(1)	The 2004 Incentive Plan limits the amount payable in respect of performance cash awards to any Named Executive during any calendar year to $10 million.

(2)	Represents restricted stock units granted under the 2006-2008 long-term incentive program, as further described below.

(3)	Represents stock appreciation rights granted under the 2006-2008 long-term incentive program, as further described below.

(4)	A discussion of assumptions used in calculating grant date fair values in accordance with FAS 123(R) may be found in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. The ultimate value of stock-based awards, if any, will depend on the future value of the common stock and the optionee’s investment decisions, neither of which can be accurately predicted.

(5)	Represents the performance-based cash bonus opportunity under the 2006-2008 long-term incentive program, as further described below.

(6)	Represents the performance-based cash bonus opportunity under the 2006 annual incentive program, as further described below.

Visteon Corporation 2004 Incentive Plan

The Visteon Corporation 2004 Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other rights relating to our common stock, as well as performance and time-based cash bonuses. As discussed in the “Compensation Discussion and Analysis,” in 2006, the Company implemented a long-term incentive program for the 2006-2008 performance period and a 2006 annual incentive program for eligible employees, including the Named Executive Officers.

Awards under the 2006 annual incentive program are based on a predetermined percentage of an employee’s base salary and are comprised of a performance-based cash bonus opportunity. For participating employees, including the Named Executive Officers other than the Chief Executive Officer, the amount to be paid relating to this performance cash bonus opportunity was based on Visteon’s performance relative to target EBIT-R and Free Cash Flow metrics for fiscal 2006, each weighted equally. The Company was required to achieve EBIT-R of $168 million for fiscal 2006 to achieve its target payout, and at least $74 million for the minimum payout. The Company was required to achieve Free Cash Flow of $125 million for fiscal 2006 to achieve its target payout, and at least $40 million for the minimum payout. For the Chief Executive Officer, the amount to be paid relating to this performance cash bonus opportunity was based on Visteon’s performance relative to target a PBT metric for fiscal 2006. The Company was required to achieve PBT of $(113) million for fiscal 2006 to achieve its target payout, at least $(124) million for the minimum payout, and $0 for the maximum payout, provided that, in each case, the Company was required to incur a minimum amount of restructuring expenses during 2006 as a condition to any payout. The Company did not achieve the minimum levels for payments under the 2006 annual incentive program. EBIT-R is defined as earnings before interest and taxes (excluding certain non-cash impairment and other restructuring charges). Free Cash Flow is defined as cash flow from operations less capital expenditures. PBT is defined as profit before taxes (assuming certain impairment and other restructuring charges).

Awards under the 2006-2008 long-term incentive program are based on a predetermined percentage of an employee’s base salary and are comprised of several components designed to retain and motivate key employees and to further align the interests of employees with Visteon’s long-term business objectives and the interests of stockholders. For the Named Executive Officers, half of their total 2006-2008 long-term incentive award was awarded in the form of stock appreciation rights and restricted stock units and the other half of their total program award is awarded in the form of a performance-based cash bonus opportunity, which are included in the “Grants of Plan-Based Awards in 2006” table above. The amount to be paid relating to this performance cash bonus opportunity will be based on Visteon’s performance relative to target return on assets (weighted at 75%) and product quality ratings (weighted at 25%) metrics at the end of the 2006-2008 performance period. The Company must achieve ROA of 2.6% for fiscal 2008 to achieve its target payout, and at least 1.0% for the minimum payout. The Company must achieve a quality score of 7.0 in 2008 to achieve its target payout, and at least a quality score of 8.8 for the minimum payout. Return on assets (“ROA”) is determined by dividing net income by total assets for the 2008 fiscal year, and the quality metric is measured by the results of J.D. Powers Surveys of problems per 100 vehicles at 3 months in service as of 2008.

The stock appreciation rights awarded in 2006 vest ratably over three years and are exercisable solely for a cash payment. The exercise price of the stock appreciation rights is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. Any unexercised stock appreciation rights will expire after five years. If a holder of a stock option or stock appreciation right retires, becomes disabled, or dies, his or her stock options and/or stock appreciation rights continue to be exercisable up to the normal expiration date. See “Potential Payments Upon Termination or Change-in-Control”, below. The stock appreciation rights are subject to certain conditions, including not engaging in competitive activity, and generally cannot be transferred. The restricted stock units awarded in 2006 will be paid in cash on the third anniversary of the date of grant based on the average of the high and low selling prices of our common stock on the New York Stock Exchange on such date. Holders of restricted stock units may receive the same cash dividend equivalents as other stockholders owning common stock. No dividends were paid in 2006.

The following table sets forth information on outstanding stock option and stock awards held by the Named Executive Officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option or stock appreciation right as well as the exercise price and expiration date of each outstanding option and right.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
										Equity	Equity Incentive
				Equity						Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying		Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Other Rights	Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)	($)

Michael F. Johnston	50,000	—		—	$15.75	9/14/2010	915,838	(6)	$7,766,306
	97,657	—		—	$17.46	5/08/2011
	138,644	—		—	$13.57	2/12/2012
	316,800	—		—	$6.63	2/11/2013
	142,333	71,167	(2)	—	$9.90	5/11/2009
	218,849	437,699	(2)	—	$6.245	3/09/2010
	50,000	50,000	(3)	—	$10.395	9/13/2010
	—	605,279	(2)	—	$4.74	2/08/2011
James F. Palmer	50,000	25,000	(4)	—	$11.05	6/01/2009	458,426	(7)	$3,887,452
	70,000	35,000	(4)	—	$11.05	6/01/2009
	79,581	159,164	(2)	—	$6.245	3/09/2010
	—	233,997	(2)	—	$4.76	2/05/2011
Donald J. Stebbins	50,068	50,068	(5)	—	$6.26	5/22/2010	326,121	(8)	$2,765,506
	110,951	221,902	(4)	—	$6.26	5/22/2010
	—	376,207	(2)	—	$4.76	2/05/2011
Robert H. Marcin	23,438	—		—	$17.46	5/08/2011	105,295	(9)	$892,902
	30,106	—		—	$13.57	2/12/2012
	66,200	—		—	$6.63	2/11/2013
	30,533	15,267	(2)	—	$9.90	5/11/2009
	32,211	64,424	(2)	—	$6.245	3/09/2010
	—	98,807	(2)	—	$4.76	2/05/2011
John Donofrio	16,666	33,334	(4)	—	$6.74	6/12/2010	158,681	(10)	$1,345,615
	28,422	56,844	(4)	—	$6.74	6/12/2010
	—	100,392	(2)	—	$4.76	2/05/2011
Dr. Heinz Pfannschmidt	45,000	—		—	$12.12	9/01/2007	85,490	(11)	$724,955
	29,780	—		—	$13.57	9/01/2007
	80,600	—		—	$6.63	9/01/2007
	41,067	—		—	$9.90	9/01/2007
	54,651	—		—	$6.245	9/01/2007

(1)	The market value of unvested restricted stock and restricted stock units was determined using a per share/unit price of $8.48, the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2006.

(2)	Annual awards of stock options and/or stock appreciation rights granted pursuant to the Company’s long-term incentive programs, which vest ratably over the first three years following the grant date.

(3)	Special award of stock appreciation rights, which vest ratably over the first two years following the date of grant.

(4)	New hire award of stock options, which vest ratably over the first three years following the grant date.

(5)	New hire award of stock options, which vest ratably over the first two years following the grant date.

(6)	96,600 restricted stock units vested on March 1, 2007; 125,000 restricted stock units vest on July 1, 2007; 200,000 restricted stock units vest on September 14, 2007; 231,185 restricted stock units vest on March 10, 2008; and 263,053 restricted stock units vest on February 9, 2009.

(7)	47,600 restricted stock units vested on March 1, 2007; 25,000 restricted stock units vest on June 2, 2007; 50,000 restricted stock units vest on September 14, 2007; 84,067 restricted stock units vest on March 10, 2008; 25,000 restricted stock units vest on June 2, 2008; 101,759 restricted stock units vest on February 6, 2009; 25,000 restricted stock units vest on June 2, 2009; and 100,000 shares of restricted stock vest on June 2, 2009.

(8)	45,314 restricted stock units vested on March 1, 2007; 117,205 restricted stock units vest on March 10, 2008; and 163,602 restricted stock units vest on February 6, 2009.

(9)	20,800 restricted stock units vested on March 1, 2007; 7,500 restricted stock units vested on January 1, 2007; 34,027 restricted stock units vest on March 10, 2008; and 42,968 restricted stock units vest on February 6, 2009.

(10)	85,000 restricted stock units vest on June 13, 2007; 30,024 restricted stock units vest on March 10, 2008; and 43,657 restricted stock units vest on February 6, 2009.

(11)	24,800 restricted stock units vested on March 1, 2007; 14,444 restricted stock units vest on July 1, 2007; 32,073 restricted stock units vest on March 10, 2008; and 14,173 restricted stock units vest on February 6, 2009.

The following table sets forth information regarding each exercise of stock options and/or stock appreciation rights and vesting of restricted stock and/or restricted stock units during 2006 for each of the Named Executive Officers on an aggregated basis. No stock options or stock appreciation rights were exercised by the Named Executive Officers in 2006.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(1)

Michael F. Johnston	—	$—	158,400	$792,792
James F. Palmer	—	$—	75,000	$685,125
Donald J. Stebbins	—	$—	—	$—
Robert H. Marcin	—	$—	40,600	$239,353
John Donofrio	—	$—	85,000	$597,550
Dr. Heinz Pfannschmidt	—	$—	64,467	$382,713

(1)	These values were determined by using the average of the high and low selling prices of our common stock on the New York Stock Exchange on such vesting dates as required by the 2004 Incentive Plan, without regard to cash or shares withheld for income tax purposes.

The following table summarizes information as of December 31, 2006 relating to Visteon’s equity compensation plans pursuant to which grants of stock options, stock appreciation rights, stock rights, restricted stock, restricted stock units and other rights to acquire shares of its common stock may be made from time to time.

Equity Compensation Plan Information

		Weighted-	Number of Securities
	Number of Securities	Average Exercise	Remaining Available for
	to be Issued Upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding Options,	Options,	Plans (excluding
	Warrants and Rights	Warrants and	securities reflected in
Plan Category	(a)(1)	Rights(b)	column(a)) (c)(2)

Equity compensation plans approved by security holders	12,965,393	$10.77	9,864,700
Equity compensation plans not approved by security holders	—	—	—

Total	12,965,393	$10.77	9,864,700

(1)	Excludes 125,000 unvested shares of restricted common stock issued pursuant to the Visteon Corporation 2004 Incentive Plan. Also excludes stock appreciation rights and restricted stock units issued pursuant to the Visteon Corporation 2004 Incentive Plan and Employees Equity Incentive Plan that by their terms may only be settled in cash.

(2)	Excludes an indefinite number of deferred stock units that may be awarded under the Visteon Corporation Non-Employee Director Stock Unit Plan, which units may be settled in cash or shares of our common stock. Such Plan provides for an annual, automatic grant of stock units worth $70,000 to each non-employee director of the Company. There is no maximum number of securities that may be issued under this Plan; however, the Plan will terminate on May 12, 2014 unless earlier terminated by the Board of Directors. This plan was last approved by stockholders on May 10, 2006.

Retirement Benefits

Defined Benefit Plans

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2006. The table also reports any pension benefits paid to each Named Executive Officer during the year.

Pension Benefits for 2006

		Number of
		Years of		Present Value of	Payments
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)(1)	($)

Michael F. Johnston	Visteon Pension Plan	6.20		$165,311	$—
	Pension Parity Plan	6.20		$605,225	$—
	Supplemental Executive Retirement Plan	12.40	(3)	$1,799,479	$—
	Executive Separation Allowance Plan	12.60	(3)	$2,082,712	$—
James F. Palmer(2)	Visteon Pension Plan	2.33		$31,679	$—
	Pension Parity Plan	2.33		$83,905	$—
	Supplemental Executive Retirement Plan	4.67	(4)	$177,474	$—
Donald J. Stebbins(2)	Visteon Pension Plan	1.37		$10,570	$—
	Pension Parity Plan	1.37		$38,085	$—
	Supplemental Executive Retirement Plan	2.74	(4)	$828,905	$—
Robert H. Marcin	Visteon Pension Plan	6.20		$189,623	$—
	Pension Parity Plan	6.20		$211,304	$—
	Supplemental Executive Retirement Plan	33.60	(5)	$1,481,200	$—
	Executive Separation Allowance Plan	33.70	(5)	$592,384	$—
John Donofrio(2)	Visteon Pension Plan	1.33		$8,145	$—
	Pension Parity Plan	1.33		$12,337	$—
	Supplemental Executive Retirement Plan	1.33		$21,253	$—
Dr. Heinz Pfannschmidt	Individual Pension Arrangement	4.83		$500,332	$3,395

(1)	The present value of the accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate and measurement date (September 30, 2006) used by the Company for financial reporting purposes. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. For executives eligible for benefits under the Executive Separation Allowance Plan, it was assumed that they elected to receive these benefits at age 55 (or their current age if later) and defer benefits under the Visteon Pension Plan and Pension Parity Plan until age 65.

(2)	Messrs. Stebbins, Palmer and Donofrio were not vested in their accrued benefits under the Visteon Pension Plan and Pension Parity Plan.

(3)	Mr. Johnston receives two years of service credit for each year of actual service under the Supplemental Executive Retirement Plan and Executive Separation Allowance Plan.

(4)	Messrs. Stebbins and Palmer receive two years of service credit for each year of actual service under the Supplemental Executive Retirement Plan for the first five years of their employment.

(5)	Mr. Marcin’s Supplemental Executive Retirement Plan and Executive Separation Allowance Plan benefits reflect his years of service with Visteon and Ford Motor Company. The benefits payable under these plans are reduced by comparable benefits based on his compensation and credited service while with Ford Motor Company.

Participants in the domestic auto industry have traditionally provided their salaried and hourly employees comprehensive retirement benefits, including pensions and retiree medical coverage. The Company provides pension benefits to most of its U.S. salaried retirees pursuant to the Visteon Corporation Pension Plan (the “Qualified Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Visteon also provides additional pension benefits to its U.S. executives under the following nonqualified supplemental pension arrangements: the Supplemental Executive Retirement Plan (“SERP”); the Pension Parity Plan (“Pension Parity Plan”); and the Executive Separation Allowance Plan (“ESAP”). In order to reduce the costs of these benefits to permit the Company to compete on a global basis, Visteon has made a number of modifications to its retirement programs over the past several years. As a result, participation in these plans, and certain features of the plans, depend on when each executive was hired by the Company.

Executives Hired Before January 1, 2002 — Messrs. Johnston and Marcin

Qualified Pension Plan

The non-contributory feature of the Qualified Pension Plan provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate (fixed dollar rate) times years of employment prior to July 1, 2006. The highest flat rate in effect on June 30, 2006 was $47.45. Participants who satisfied the requirements for early retirement, which is at age 55 with 10 years of service or with 30 years of service, and terminated employment prior to July 1, 2006 are eligible for an additional, temporary monthly benefit payable until age 62. Prior to July 1, 2006, following three months of employment, a participant could elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. If the employee was contributing to the plan as of June 30, 2006, future December 31 base pay will continue to be recognized for purposes of determining the Final Average Monthly Salary. Effective July 1, 2006, salaried employees will accrue monthly cash balance benefits under the pension plan. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The monthly benefit payable from the cash balance feature is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

Since the Qualified Pension Plan is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. For 2006, the maximum benefit accrual is $175,000 and the maximum annual salary the plan may recognize is $220,000. The Pension Parity Plan, an unfunded, nonqualified pension plan, restores any benefits lost due to the limitations on benefits and compensation imposed by the Code. The changes to the Qualified Pension Plan that took effect on July 1, 2006 also apply to the Pension Parity Plan.

For eligible executives hired prior to January 1, 2002, the SERP, a nonqualified, unfunded pension benefit, provides an additional monthly benefit, calculated in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Credited service earned under the SERP will cease to accrue as of June 30, 2006. Effective July 1, 2006, eligible executives will accrue SERP benefits under a formula used for eligible executives hired on or after January 1, 2002, as described below. Mr. Johnston will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited under the terms of the Qualified Pension Plan. Mr. Johnston is currently eligible to retire under the SERP.

The Company also maintains the ESAP, a nonqualified, unfunded plan, for which six executives may become eligible. The ESAP was closed to new participants in 2004. The plan is coordinated with the traditional retirement benefit formula and has facilitated executive succession through enhanced early retirement benefits for eligible executives hired prior to January 1, 2002 (and promoted to the level of an eligible executive on or prior to June 30, 2004) who retire after age 55. The ESAP provides a temporary monthly benefit, payable to age 65, equal to the participant’s highest base salary times a percentage, not to exceed 60%, equal to the sum of i) 15%, ii) 6% for each year that such participant’s age at separation exceeds 55 (not to exceed 30%), and iii) 1% for each year of service in excess of 15. This amount is offset by any payments paid or payable from any other private retirement plan of the Company other than the SERP.

In December of 2006, the Pension Parity Plan, SERP and ESAP were amended to provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007.

Executives Hired on or After January 1, 2002 — Messrs. Stebbins, Palmer and Donofrio

Qualified Pension Plan

Salaried employees hired on or after January 1, 2002 participate in the BalancePlus Program, a feature of the Qualified Pension Plan. The monthly benefit payable from the BalancePlus Program is based on the greater of the Cash Balance benefit or the Pension Equity benefit attributable to service prior to July 1, 2006, and a Cash Balance benefit for service thereafter. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times credited service. Credited service earned under the Pension Equity feature of the plan ceased to accrue as of June 30, 2006, although changes in base pay will continue to be recognized for purposes of determining the Final Average Monthly Salary. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

The Pension Parity Plan restores any benefits lost due to the limitations on benefits and compensation imposed by the Code, as described further above.

Eligible executives hired on or after January 1, 2002 participate in the “BalancePlus SERP” feature of the SERP. The BalancePlus SERP provides an additional monthly benefit based upon a hypothetical account balance that is in excess of the amount calculated under the Qualified Pension Plan BalancePlus Program and the Pension Parity Plan. The account balance from the BalancePlus SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the BalancePlus SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. The additional monthly benefit is payable in the same form as paid under the BalancePlus Program. Mr. Stebbins will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited under the terms of the Qualified Pension Plan. In addition, a $1,200,000 opening balance was credited to Mr. Stebbins’ BalancePlus SERP account. Mr. Palmer will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited up to a maximum of five additional years under the terms of the Qualified Pension Plan.

Individual Pension Arrangement — Dr. Pfannschmidt

Visteon Holdings GmbH, an indirect, wholly owned subsidiary of the Company, has agreed to provide Dr. Pfannschmidt with a pension payable as a 60% joint and survivor annuity commencing at age 65 equal to 0.5% of final five year average annual base compensation up to the Final Average Social Security Contribution Ceiling (“SSCC”), plus 1.5% of final five year average annual base compensation in excess of SSCC times years of pensionable service. Early retirement benefits are payable commencing after age 55, reduced by 4.8% for every year before age 62. In the event of disability or pre-retirement death, the pension would be calculated by projecting service to age 65. In addition to the 60% survivor annuity, ancillary orphan’s benefits are also provided. Dr. Pfannschmidt elected to commence receipt of pension benefits effective September 1, 2006, with 4.8 years of pensionable service.

Executive Retiree Health Care Plan

The Company will provide an executive retiree health care benefit upon retirement from the Company for designated executives. Pursuant to the program, such executives, after completing 5 years of service with the Company will be entitled to retiree health care benefits that are similar to those available to the Company’s employees who are eligible for post-retirement benefits under the Visteon Health & Welfare Plan. Of the Named Executive Officers, Messrs. Johnston, Stebbins and Palmer are eligible for this program.

Defined Contribution and Deferred Compensation Plans

The following table sets forth annual executive and company contributions under non-qualified defined contribution and other deferred compensation plans, as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in those plans:

Nonqualified Deferred Compensation for 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Michael F. Johnston			$56,748		$354,553
James F. Palmer			$—		$—
Donald J. Stebbins			$—		$—
Robert H. Marcin			$129,962		$928,539
John Donofrio			$—		$—

Prior to June 2005, U.S. based executive officers were eligible to defer up to 50% of their base salary and up to 100% of bonuses under the Visteon Deferred Compensation Plan. In June 2005, the plan was closed to further deferrals. The investment options in that plan generally mirror the options available under the Visteon Investment Plan, described below, with the addition of a Visteon stock fund. There are no limits on the number of investment elections a participant may make. Amounts deferred into the Visteon stock fund of the plan were allocated based on the price of the Company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred under the plan are generally payable in a year specified by the employee at the time of deferral or, if earlier, on or after the first day of the seventh month following termination of employment.

The Named Executive Officers, as well as most U.S. salaried employees, are also entitled to participate in the Visteon Investment Plan, Visteon’s 401(k) investment and savings plan. The Company matches employee contributions of up to 6% of pay at a rate of 25% of the employee’s eligible contributions. Amounts deferred and matched in 2006 for each Named Executive Officer are reflected in the “Salary” and “All Other Compensation” columns, respectively, of the above “Summary Compensation Table.” The amounts that may be deferred are limited by the Code.

Potential Payments Upon Termination or Change-in-Control

Set forth below are estimated payments and benefits that would be provided to the Named Executive Officers upon their termination of employment under specified circumstances assuming that the relevant triggering event occurred at December 31, 2006. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if any of the triggering events were to occur.

Accrued amounts (other than the accelerated vesting of retirement benefits noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the “Pension Benefits for 2006” table and the “Nonqualified Deferred Compensation for 2006” table above. Vested stock options and stock appreciation rights are also excluded from this table. For these amounts, see the “Outstanding Equity Awards at 2006 Fiscal Year-End” table above.

	Involuntary
	Termination		Qualifying
	(w/o Cause		Termination
	or for	Change in	after Change in
Named Executive Officer(1)	Good Reason)	Control	Control

Michael F. Johnston
Benefit:
• Severance Payments	$1,050,000	N/A	$7,245,000
• Accelerated Bonus	$0	$2,275,000	$2,275,000
• Accelerated Stock Option/SAR Vesting	$0	$3,242,000	$3,242,000
• Accelerated Restricted Stock/RSU Vesting	$0	$7,766,000	$7,766,000
• Continuation of Perquisites and Allowances	$0	N/A	$7,000
• Accelerated Retirement Benefits Vesting	N/A	N/A	$0
• Continuation of Health & Welfare Benefits(2)	$9,737	N/A	$29,000
• Outplacement Services(3)	$7,500	N/A	$604,000
• Tax Gross-Up(4)	N/A	N/A	$5,975,000

Totals	$1,067,237	$13,283,000	$27,143,000

Donald J. Stebbins
Benefit:
• Severance Payments	$890,000	N/A	$5,073,000
• Accelerated Bonus	$0	$1,263,000	$1,263,000
• Accelerated Stock Option/SAR Vesting	$0	$2,003,000	$2,003,000
• Accelerated Restricted Stock/RSU Vesting	$0	$2,766,000	$2,766,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	N/A	$867,000
• Continuation of Health & Welfare Benefits(2)	$9,737	N/A	$29,000
• Outplacement Services(3)	$7,500	N/A	$423,000
• Tax Gross-Up(4)	N/A	N/A	$0

Totals	$907,237	$6,032,000	$12,429,000

	Involuntary
	Termination		Qualifying
	(w/o Cause		Termination
	or for	Change in	after Change in
Named Executive Officer(1)	Good Reason)	Control	Control

John Donofrio
Benefit:
• Severance Payments	$475,000	N/A	$2,280,000
• Accelerated Bonus	$0	$330,000	$330,000
• Accelerated Stock Option/SAR Vesting	$0	$530,000	$530,000
• Accelerated Restricted Stock/RSU Vesting	$0	$1,346,000	$1,346,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	N/A	$34,000
• Continuation of Health & Welfare Benefits(2)	$9,737	N/A	$29,000
• Outplacement Services(3)	$7,500	N/A	$190,000
• Tax Gross-Up(4)	N/A	N/A	$0

Totals	$492,237	$2,206,000	$4,744,000

James F. Palmer(5)
Benefit:
• Severance Payments	$775,000	N/A	$3,836,000
• Accelerated Bonus	$0	$867,000	$867,000
• Accelerated Stock Option/SAR Vesting	$0	$1,226,000	$1,226,000
• Accelerated Restricted Stock/RSU Vesting	$0	$3,887,000	$3,887,000
• Continuation of Perquisites and Allowances	$0	N/A	$5,000
• Accelerated Retirement Benefits Vesting	N/A	N/A	$261,000
• Continuation of Health & Welfare Benefits(2)	$9,737	N/A	$29,000
• Outplacement Services(3)	$7,500	N/A	$320,000
• Tax Gross-Up(4)	N/A	N/A	$2,434,000

Totals	$792,237	$5,980,000	$12,865,000

(1)	Dr. Pfannschmidt is not included in the above table because his employment terminated as of August 1, 2006 in accordance with his employment agreement, as described below. Mr. Marcin has not been included in the above table because he retired effective after the close of business on December 31, 2006, which was treated as an involuntary termination under the Executive Severance Plan.

(2)	The estimated cost of continuing health and welfare benefits is based on current insurance premiums.

(3)	The amount of reimbursed services was assumed to be the maximum amount allowable under the change in control agreements, described further below. The amounts to be reimbursed will be only for those expenses actually incurred by the executive, and may be significantly less than the amount presented in the table.

(4)	For purposes of calculating the amount of the gross-up, no value was ascribed to the restrictive covenants imposed on executives under the change in control agreement, described further below, which may reduce the amount actually paid. Further, it was assumed that outstanding stock options held by the executives were converted into stock options of the surviving or acquiring company.

(5)	Mr. Palmer resigned from the Company in March of 2007, and, therefore, is no longer eligible for the benefits described in the table.

Involuntary Termination (Without “Cause” or for “Good Reason”)

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), all officers elected by the Board of Directors and executive leaders are entitled to severance benefits under the Executive Severance Plan. These severance benefits include a cash payment equal to one year of base salary, the reimbursement of medical coverage premiums under COBRA for one year following termination, the payment of the unexpended value of his or her flexible perquisites account, and the provision of outplacement services for up to six months. However, if the eligible executive does not execute an acceptable release and waiver of claims, such executive will only be entitled to a cash payment equal to four weeks of base salary. The severance plan permits executives to receive both the severance benefits under the plan and, if eligible, the retirement benefits described above.

Neither the Executive Severance Plan nor the 2004 Incentive Plan accelerates any of the outstanding awards held by executives who are involuntarily terminated. However, pursuant to the terms and conditions applicable to awards under the 2004 Incentive Plan, all employees holding such awards are entitled to the following benefits in the event of an involuntary termination under a severance plan or program of the Company, including the Executive Severance Plan:

•	Outstanding restricted stock and restricted stock unit awards granted more than 180 days prior to date of termination are prorated based on the number of full or partial months that have elapsed from the date of grant to the date of termination compared to the total number of months from the date of grant until the vesting date, with no change to the vesting date or performance conditions, if any;

•	Vested stock options and stock appreciation rights granted more than 180 days prior to date of termination continue to be exercisable for up to one year following termination and all unvested stock options and stock appreciation rights not yet vested are forfeited; and

•	Outstanding performance-based cash awards made more than 180 days prior to date of termination are prorated from the beginning of the performance period to the date of termination compared to the total number of months in the original performance period, with no change to the vesting date or performance conditions, if any.

Mr. Stebbins’ employment agreement provides that he is entitled to the benefits of the Executive Severance Plan if his employment is terminated by the Company without “cause” or he resigns for “good reason” prior to May 21, 2015. Further, if the incumbent Chairman and Chief Executive Officer vacates such position on or after May 21, 2007 and another candidate other than Mr. Stebbins is selected to such position, then Mr. Stebbins may terminate his employment within three months and receives the benefits under the Executive Severance Plan as well as the immediate and full vesting of all his outstanding stock options, stock appreciation rights, restricted stock and restricted stock units, if any. See “Employment Arrangements,” above.

Although not in effect as of December 31, 2006, Mr. Johnston is entitled to additional severance benefits under his amended and restated employment agreement. In the event that Mr. Johnston is terminated by the Company without “cause” prior to December 31, 2008, he will be entitled to (i) a lump-sum cash payment of $2,500,000, (ii) immediate and full vesting of all outstanding equity awards granted to him by the Company, and (iii) accrued and unpaid salary through the date of termination. In the event that the Company and Mr. Johnston mutually agree to terminate his employment prior to December 31, 2008, Mr. Johnston will be entitled to a prorated amount of the $2,500,000 severance payment based on his period of service during the term of the agreement, as well as the immediate and full vesting of all outstanding equity awards granted to him by the Company. The Company has also agreed that Mr. Johnston will be entitled to 66% of his target cash bonus under the 2007-2009 Long-Term Incentive and 33% of his target cash bonus under any 2008-2010 long-term incentive award if his employment is terminated without cause prior to December 31, 2008. See “Employment Arrangements,” above.

On March 20, 2006, the Company provided written notice of termination of the service agreement with Dr. Pfannschmidt. As a result, the Company was required to pay Dr. Pfannschmidt the amounts that would have otherwise been payable under his agreement during the 24 month period following the notice of termination. The Company and Dr. Pfannschmidt agreed to release Dr. Pfannschmidt from further service obligations as of August 1, 2006 and the satisfaction of the foregoing payment obligations through the payment of a lump sum, the amount of which is set forth above in the “All Other Compensation” column of the “Summary Compensation Table”. Dr. Pfannschmidt also receives pension benefits as described above under “Individual Pension Arrangement — Dr. Pfannschmidt.”

Change in Control

The 2004 Incentive Plan provides for accelerated vesting or payout of equity and incentive awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	any awards under the plan that relate to performance periods that have been completed as of the date of the change in control, but that have not yet been paid, are paid in accordance with the terms of such awards;

•	any awards under the plan that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, become fully vested if vesting is based solely upon the length of the employment relationship as opposed to the satisfaction of one or more performance goals; and

•	any other awards that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, will be treated as vested and earned pro rata, as if the performance goals at target levels are attained as of the effective date of the change in control (based on the number of full or partial months that have elapsed from the beginning of the performance period to the date of the change in control compared to the total number of months in the original performance period).

The accelerated vesting applies to all awards made under the 2004 Incentive Plan for all participating employees and is designed to retain and motivate employees during the uncertain process that precedes a change in control transaction. Under the 2004 Incentive Plan, a “change in control” will be deemed to have occurred as of the first day any one or more of the following is satisfied:

(A) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(B) within any twelve (12) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the 2004 Incentive Plan, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(E) any other event that the Board, in its sole discretion, determines to be a change in control.

However, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Change in Control followed by Qualifying Termination

The Company has entered into change in control agreements with all of its executives, including the Named Executive Officers. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company. For the Named Executive Officers, a qualifying termination includes a termination of the executive’s employment without cause or a resignation for good reason, in each case, within three years after the change in control, as well as a resignation, with or without good reason, during the 30-day period at the end of the first year after a change in control.

In addition to the benefits described above under “Change in Control,” the Named Executive Officers are entitled to the following benefits pursuant to the change in control agreements:

•	the payment of any unpaid salary or incentive compensation, together with all other compensation and benefits payable to the executive under the terms of the Company’s compensation and benefits plans, earned through the date of termination;

•	a severance payment in the amount of three times base salary plus the executive’s target annual bonus;

•	all unvested options and time-based restricted stock, or similar grants, will vest and become immediately exercisable,

•	all contingent incentive compensation awards under the 2004 Incentive Plan (or other plans) for periods that have not been completed become payable immediately on a pro-rated basis assuming the achievement at target levels of any individual or corporate performance goals;

•	reimbursement for the cost of outplacement services for up to three years following termination, not to exceed 25% of the executives annual base salary plus his or her target annul bonus;

•	the aggregate account balances of the executive under the Deferred Compensation Plan and any other nonqualified account balance plan will be distributed as a lump sum payout;

•	the benefits then accrued by or payable to the executive under the SERP, ESAP, the Pension Parity Plan, or any other nonqualified plan providing supplemental retirement or deferred compensation benefits, become fully vested; and

•	the continuation for 36 months following termination of life, accident and health insurance benefits for the executive and his or her dependents.

Change in control payments for the Named Executive Officers will be grossed up for the payment, if any, of additional section 280(G) excise taxes.

“Good Reason” under the agreements includes the following:

•	a negative material change is made in the executive’s duties and responsibilities;

•	the executive’s compensation or benefits are decreased and such decrease is unrelated to company performance;

•	the executive is required to materially relocate his or her residence or principal office location against his or her will; or

•	the executive is not offered a comparable position with the successor entity.

The definition of “change of control” under the change in control agreements is substantially the same as described above under “Change in Control.” The Company is also required to fund an irrevocable “rabbi” trust to satisfy each participant’s SERP, Pension Parity and ESAP benefits. Each executive agrees to comply with confidentiality and non-competition covenants during the term of the agreement and for a period thereafter. In addition, in the event of a potential change of control, as defined therein, each executive agrees not to voluntarily terminate his or her employment, except for retirement or good reason, until the earlier of six months after such potential change of control or the occurrence of a change in control.

Voluntary Termination (Without “Good Reason” or for “Cause”)

An executive who voluntarily resigns without good reason or whose employment is terminated by the Company for cause (each as defined in the Executive Severance Plan, Change in Control Agreements and the individual employment agreements applicable to each of Messrs. Johnston and Stebbins) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination.

If an executive is terminated for cause, he will immediately forfeit all restricted stock, restricted stock units, stock options, stock appreciation rights and performance cash awards under the 2004 Incentive Plan. If an executive voluntarily resigns from the Company, then the executive will not be entitled to receive any payout with respect to his performance cash awards unless he has been continuously employed until the end of the performance period and the applicable performance goals have been met, and the executive may continue to exercise vested stock options and stock appreciation rights for 90 days following the date of resignation.

Termination Upon Retirement, Disability or Death

Following termination of executive’s employment for disability or death, the executive will receive all compensation payable under the Company’s disability and medical plans and insurance policies, which are available generally to the Company’s salaried employees. In the event the Company was to terminate Mr. Johnston’s employment due to a permanent disability, he would be entitled to the continuation of his compensation benefits for the lesser of six months after the Company terminates his employment or any waiting period set forth in the disability insurance policy maintained by the Company covering Mr. Johnston.

Upon retirement, death or disability, each participant’s outstanding stock options and stock appreciation rights will continue to vest and be exercisable in accordance with their original terms as long as such awards were granted more than 180 days prior to date of termination. Outstanding restricted stock and restricted stock units granted more than 180 days prior to date of termination are prorated based on the number of full or partial months that have elapsed from the date of grant to the date of termination compared to the total number of months from the date of grant until the vesting date, with no change to the vesting date or performance conditions, if any. Finally, outstanding performance-based cash awards made more than 180 days prior to date of termination are prorated from the beginning of the performance period to the date of termination compared to the total number of months in the original performance period, with no change to the vesting date or performance conditions, if any.

In addition to the payments and benefits described above, the Organization and Compensation Committee of the Board may authorize additional payments when it separates a Named Executive Officer. The Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006. Directors who are employees of the Company receive no additional compensation for serving on the board or its committees.

	Fees Earned or	Stock Awards	All Other
	Paid in Cash	(2)(3)	Compensation	Total
Name	($)(1)	($)	($)(4)	($)

Marla C. Gottschalk	$90,000	$84,823	$500	$175,323
William H. Gray, III	80,000	87,071	1,914	168,985
Patricia L. Higgins	80,000	86,707	500	167,207
Karl J. Krapek	90,000	87,071	17,053	194,124
Charles L. Schaffer	95,000	87,071	17,617	199,688
Richard J. Taggart	17,500	—	500	18,000
James D. Thornton	70,000	86,707	6,568	163,275
Kenneth B. Woodrow	80,000	86,707	9,889	176,596

(1)	The following directors deferred 2006 cash compensation into their deferred unit account under the Deferred Compensation Plan for Non-Employee Directors (further described below):

2006 Cash
Name	Deferred

Ms. Gottschalk	$45,000
Mr. Krapek	$90,000
Mr. Schaffer	$95,000
Mr. Woodrow	$80,000

(2)	These amounts represent the compensation cost of unvested restricted stock and restricted stock units granted during 2006 and in prior years for financial reporting purposes for 2006 under FAS 123(R). A discussion of assumptions relevant to calculating these values may be found in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. There can be no assurance that the amounts reflected in the table above will ever be realized. As of December 31, 2006, Ms. Gottschalk owned 12,992 stock units; Mr. Gray owned 12,992 stock units; Ms. Higgins owned 11,985 stock units; Mr. Krapek owned 12,992 stock units; Mr. Schaffer owned 12,992 stock units; Mr. Thornton owned 11,985 stock units; and Mr. Woodrow owned 11,985 stock units.

(3)	The grant date fair value of all stock units awarded to each director in 2006 is $70,000.

(4)	The “All Other Compensation” column includes the amount of various reportable perquisites and other personal benefits, including imputed income for commercial flights by spouses to attend board functions that included spouse participation and the personal use of company products. This column also includes tax gross-ups made by the Company in 2006 on behalf of each Mr. Gray ($596), Mr. Krapek ($6,861), Mr. Schaffer ($7,266), Mr. Thornton ($2,500) and Mr. Woodrow ($4,159) related to spousal travel.

Non-employee directors receive an annual retainer paid in cash of $70,000. Committee chairs and Audit Committee members receive an additional annual committee retainer of $10,000, except the Chair of the Audit Committee who receives $15,000. All retainers are paid in quarterly installments. Non-employee directors may elect to defer up to 100% of their total retainer under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. Amounts deferred into the unit account are allocated based on the average of the high and low price of the Company’s common stock on the date of the deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred are distributed following termination of board service in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service. In addition, the Company reimburses its directors for expenses, including travel and entertainment, they incur in connection with attending board and committee meetings.

Pursuant to the terms of the Non-Employee Director Stock Unit Plan, as amended and approved by our stockholders, on the day following the Company’s annual meeting, each of the non-employee directors receives a stock unit award valued at $70,000. The number of stock units allocated to each director’s account is based on average of the high and low price of the Company’s stock on the date of the award. These stock unit awards are fully vested in that they are not subject to forfeiture; however, they are not distributed until the director terminates board service and are payable in a lump sum or ten annual installments on the later of January 15th of the year following or six months after the date of termination of service.

To further link director and stockholder interests, the Company has established stock ownership guidelines for non-employee directors. Each non-employee director has a goal to own 15,000 shares of common stock within five years of their appointment as a director. Units held in the Non-Employee Director Stock Unit Plan or Deferred Compensation Plan for Non-Employee Directors are counted toward this goal.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. Visteon management has the primary responsibility for the Company’s internal controls and the financial reporting process. The Independent Registered Public Accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, and for auditing management’s assessment of Visteon’s internal control over financial reporting. The Independent Registered Public Accountants also express an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings. During 2006, the Audit Committee held twelve meetings.

Auditor Independence
During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as the Company’s internal control over financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees).
PricewaterhouseCoopers LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP from Visteon and management is not compromised by the provision of such non-audit services.
Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and filed with the Securities and Exchange Commission.
Audit Committee
Charles L. Schaffer (Chairman)
Karl J. Krapek
Richard J. Taggart
Kenneth B. Woodrow

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

AUDIT FEES

The Audit Committee selects, subject to stockholder ratification, our Independent Registered Public Accountants for each fiscal year. During the year ended December 31, 2006, PricewaterhouseCoopers LLP was employed principally to perform the annual audit of the Company’s consolidated financial statements and internal control over financial reporting (including management’s assessment) and to provide other services. Fees paid to PricewaterhouseCoopers LLP for each of the past two years are listed in the following table:

	Audit	Audit		All Other
Year Ended December 31	Services Fees	Related Fees	Tax fees	Fees

2006	$10,105,000	$307,000	$689,000	$—
2005	$10,970,000	$698,000	$1,851,000	$45,000
Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Auditing Standards as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the Securities and Exchange Commission.
Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, and audit services performed related to benefit/pension plans.

Tax fees primarily include fees associated with tax compliance, as well as domestic and international tax planning.

All other fees pertain to administrative services for international service employees.

AUDIT COMMITTEE PRE-APPROVAL PROCESS AND POLICIES

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the Independent Registered Public Accountants. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee specifically approves, in advance, each audit service relating to Visteon’s consolidated financial statements and internal control over financial reporting. Audit Committee pre-approval is also required to engage the Independent Registered Public Accountants for any additional service that is not included in the approved budget. The Audit Committee considers whether such services are consistent with the rules and regulations of the Securities and Exchange Commission on auditor independence. The Audit Committee also considers whether the Independent Registered Public Accountants are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. Lastly, the Audit Committee periodically monitors the services rendered and actual fees paid and commitments to be paid to the Independent Registered Public Accountants.

ITEM 2. APPROVAL OF INDEPENDENT AUDITORS
The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of PricewaterhouseCoopers LLP by the Audit Committee as the Company’s independent auditors for fiscal year 2007.

PricewaterhouseCoopers LLP served in this capacity for fiscal year 2006, and has reported on the Company’s 2006 consolidated financial statements.

Representatives of PricewaterhouseCoopers LLP, the Company’s independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to PricewaterhouseCoopers LLP, see “Audit Fees” on page 37.

The Board of Directors Recommends that You Vote for the Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for Fiscal Year 2007.

ITEM 3. APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

The Board of Directors has unanimously approved and is recommending that stockholders approve amendments to the Certificate of Incorporation to provide for the phased elimination over three years of the classified board structure (“Declassification Amendment”). If the Declassification Amendment is approved, the Board’s Class I directors standing for election at this year’s Annual Meeting (Ms. Higgins, Messrs. Johnston and Krapek) will stand for election for a one-year term expiring at the 2008 annual meeting and for one-year terms thereafter. The Board’s Class II and Class III directors (who are not standing for election at this year’s Annual Meeting) will continue to hold office until the end of the terms for which they were elected and will stand for one-year terms thereafter. Accordingly, Class II directors will continue to serve for the term expiring at the Annual Meeting of Stockholders in 2008, and Class III directors will continue to serve for the term expiring at the Annual Meeting of Stockholders in 2009. Thus, if the Declassification Amendment is approved, all directors will be elected on an annual basis commencing in 2009. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal, and vacancies that occur during the year will be filled by the Board to serve until the next annual meeting.

Over the past few years, stockholder proposals to declassify the Company’s board have received majority support. In response, the Board carefully considered stockholder views regarding this issue. This year, the Board once again evaluated the relative merits of a classified board and determined that providing for the annual election of directors in order to maintain and enhance the accountability of our Board to our stockholders outweighed the legitimate benefits of a classified board.

If the Declassification Amendment is approved, the Company’s Certificate of Incorporation will be amended to eliminate the classification of the board described above including ancillary changes to the Certificate of Incorporation and By-laws to reflect the absence of a classified board, including but not limited to, directors being elected at this Annual Meeting and future annual meetings will be removable “with or without cause” upon the affirmative vote of the holders of a majority of the outstanding shares. Currently, the directors can only be removed “for cause” by the affirmative vote of the holders of a majority of the outstanding shares. The text of the proposed amendments to the Certificate of Incorporation is attached as Appendix B to this proxy statement. For the Declassification Amendment to become effective, this proposal must receive the affirmative vote of at least a majority of the outstanding shares entitled to vote at the meeting. The Board has already provisionally approved the amendments to the Company’s By-Laws discussed above, subject to stockholder approval of the Declassification Amendment.

If the Declassification Amendment is not approved by the Company’s stockholders, the present classification of the Board of Directors will continue, and the Class I directors will be elected pursuant to Item 1 to a three-year term expiring at the Annual Meeting of Stockholders in 2010.

For these Reasons, the Board of Directors Recommends that You Vote For Amendment of the Certificate of Incorporation.

OTHER MATTERS

Neither the Company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors, the ratification of the Company’s independent auditors and approval of amendments to the Certificate of Incorporation. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

2008 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2008 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Secretary of the Company no later than December 11, 2007.

A stockholder that intends to present business at the 2008 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s by-laws. Among other things, a stockholder must give written notice of its intent to bring business before the 2008 Annual Meeting to the Company no later than December 11, 2007. However, if the date for the 2008 Annual Meeting is more than 30 calendar days prior to, or after, May 16, 2008, then such written notice must be received no later than the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s By-Laws.

You may recommend any person to be a director by writing to the Secretary of the Company. The deadline for submitting written notice nominating a director is the same as that set forth above for other matters proposed to be presented at the 2008 Annual Meeting. This notice also must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

The Company has adopted a code of business conduct and ethics entitled, “Ethics and Integrity Policy”, which is applicable to the directors and all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the ethics policy, as well as the Corporate Governance Guidelines and charters of all standing Board committees, are available on our website at www.visteon.com, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com.

Visteon’s 2006 Annual Report, including its Annual Report on Form 10-K for the year ended December 31, 2006 (and consolidated financial statements), is being mailed to you with this proxy. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including exhibits thereto, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto, are also available through our internet website at www.visteon.com/investors.

Securities and Exchange Commission rules allow us to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. These rules benefit both you and Visteon. It reduces the volume of duplicate information received at your household and helps to reduce Visteon’s printing and mailing expenses. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, The Bank of New York, by calling their toll free number, (877) 881-5962.

If you would like to receive your own set of Visteon’s annual disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Visteon stockholder and together both of you would like to receive only a single set of Visteon’s annual disclosure documents, follow these instructions:

If your Visteon shares are registered in your own name, please contact our transfer agent, The Bank of New York, and inform them of your request by calling them at (877) 881-5962, writing to them at Visteon Corporation Shareholder Services, c/o The Bank of New York, P.O. Box 11258, New York, NY 10286 or by email at vcshareholders@bankofny.com.

If a broker or other nominee holds your Visteon shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

APPENDIX A

Visteon Director Independence Guidelines

A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member(1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as a an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

March 9, 2005

(1) A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

PROPOSED AMENDMENTS TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF VISTEON CORPORATION

1. Section (c) of Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

(c) Commencing at the annual meeting of stockholders that is held in calendar year 2007 (the “2007 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director in office at the 2007 Annual Meeting whose term expires at the annual meeting of stockholders held in calendar year 2008 or calendar year 2009 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. Accordingly, at the 2007 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2008 and until such directors’ successors shall have been elected and qualified. At the annual meeting of stockholders that is held in calendar year 2008, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2009 and until such directors’ successors shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. Except as otherwise required by law, until the term of a Continuing Classified Director expires as aforesaid (or the earlier resignation of such director), such Continuing Classified Director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. In no case will a decrease in the number of directors shorten the term of any incumbent director.

2. Section (e) of Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation (other than any Continuing Classified Director) may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation applicable thereto.

B-1

APPENDIX C

DIRECTIONS TO HOTEL DU PONT

From Philadelphia on I-95 South

1. Take I-95 South through Chester to Wilmington.

2. Follow I-95 South to Delaware Exit 7A marked “52 South Delaware Avenue”.

3. Follow exit road (11th Street) to intersection with Delaware Avenue marked “52 South, Business District”.

4. At the Delaware intersection, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District”.

4. At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

C-1

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxypush.com/vc				1-866-813-1448

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 22, 2007, will be entitled to vote at the meeting or any adjournment thereof.

1-866-813-1448
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.
1.	Elect three directors to the Board of Directors. The Board has nominated for re-election: 01 - Patricia L. Higgins, 02 - Michael F. Johnston, 03 Karl J. Krapek

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐

*Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.

Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2007.	☐	☐	☐

3.	Approve amendments to the Amended and Restated Certificate of Incorporation.	☐	☐	☐

To change your address, please mark this box.	☐
To include any comments, please mark this box.	☐

SCAN LINE

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET
Annual Meeting of Stockholders
May 16, 2007, 11 a.m. E.D.T.
Hotel du Pont
Wilmington, Delaware 19801
DIRECTIONS:
1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”. From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.
2) FROM THE NORTH: Follow I-95 South to exit 7A marked “Route 52, South Delaware Avenue” (11th Street). At Delaware Avenue intersection, stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.

VISTEON CORPORATION

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders
     The undersigned hereby appoints William G. Quigley III and Heidi A. Sepanik, or either of them, proxies with power of substitution, to vote all the shares of the Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Visteon’s Annual Meeting of Stockholders to be held at the Hotel du Pont, 11th & Market Streets, Wilmington, DE, at 11:00 a.m., eastern daylight savings time, on May 16, 2007.
(Continued and to be signed on the reverse side)
To include any comments, please mark this box.        ☐

Comments or change of address
Visteon Corporation
P.O. Box 11494
New York, N.Y. 10203-0494